List of Subsidiaries (as of December 31, 2022) Name of Subsidiary Jurisdiction of Incorporation or Organization Domestic 400 Professional LLC Delaware Cangene bioPharma LLC Maryland Emergent Commercial Operations Frederick Inc. Maryland Emergent Biodefense Operations Lansing LLC Delaware Emergent Devices Inc. Delaware Emergent Europe Inc. Delaware Emergent International Inc. Delaware Emergent Manufacturing Operations Baltimore Inc. Delaware Emergent Product Development Gaithersburg Inc. Delaware Emergent Product Products USA Inc. Delaware Emergent Travel Health Inc. Delaware International Emergent Acquisition Unlimited Company Ireland Emergent BioSolutions Berna GmbH Switzerland Emergent BioSolutions Canada Inc. Ontario Emergent BioSolutions Ireland Limited Ireland Emergent BioSolutions Portugal, Lda. Portugal Emergent BioSolutions Spain, S.L. Spain Emergent Countermeasures International Ltd. England Emergent Italy S.r.l. Italy Emergent Netherlands B.V. Netherlands Emergent Operations Ireland Limited Ireland Emergent Sales and Marketing Australia Pty Ltd. Australia Emergent Sales and Marketing France S.A.S. France Emergent Sales and Marketing Germany GmbH Germany Emergent Sales and Marketing Singapore Pte. Ltd. Singapore Emergent BioSolutions UK Ltd. England